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FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-138367

Vornado Realty Trust
$1,400,000,000 Convertible Senior Notes due 2027

Security Information

Company name	Vornado Realty Trust
Security	Convertible Senior Notes
Registration format	Registered
CUSIP	929042 AC3
ISIN	US929042AC30
Ranking	Senior Unsecured
Common stock ticker	NYSE: "VNO"

Size

	Bonds	Deal size
Base deal	1,400,000	$1,400,000,000
Purchasers' option	210,000	$210,000,000

Total	1,610,000	$1,610,000,000

Terms

Par amount per bond	$1,000
Coupon	2.85%
Conversion premium	30.00%
Last sale of common	$124.97
Approximate conversion price	$162.46
Conversion rate	6.1553
Contingent conversion threshold	125%
Contingent conversion price	$203.08

Dates

Trade Date	03/22/07
Settlement Date	03/27/07
Maturity	20 Years
Maturity Date	04/01/27
Coupon Payment Dates	04/01, 10/01
First Coupon Date	10/01/07

        The notes will be issued with more than a de minimis amount of original issue discount, and accordingly, holders will be required to accrue original issue discount in income pursuant to the relevant Internal Revenue Code provision.

Call Schedule

First call date	Call Price
4/5/2012	100%

Put Schedule

Put schedule	Put Price
4/1/2012	100%
4/1/2017	100%
4/1/2022	100%

Initial Purchasers' Economic Breakdown

Bookrunners	Economics
JPMorgan	25.00%
Citigroup	25.00%
Deutsche Bank	25.00%
Lehman Brothers	25.00%

Offer price:	97.50%

Adjustment to Conversion Rate upon Conversion upon Fundamental Change

Assumptions
Stock price at issue	$124.97
Conversion premium	30.00%
Approximate conversion price	$162.46
Face value	$1,000.00
Conversion rate	6.1553
	Share price
Effective date	$124.97	$135.00	$145.00	$155.00	$165.00	$175.00	$185.00	$195.00	$205.00	$215.00	$225.00	$235.00	$245.00
03/22/07	1.8466	1.3347	1.0330	0.7931	0.6023	0.4507	0.3308	0.2362	0.1622	0.1050	0.0615	0.0300	0.0097
04/01/08	1.8466	1.3322	1.0203	0.7743	0.5805	0.4283	0.3093	0.2169	0.1458	0.0917	0.0515	0.0230	0.0054
04/01/09	1.8466	1.3167	0.9911	0.7373	0.5403	0.3884	0.2720	0.1837	0.1175	0.0687	0.0338	0.0109	0.0000
04/01/10	1.8466	1.2803	0.9349	0.6705	0.4705	0.3212	0.2113	0.1317	0.0749	0.0358	0.0112	0.0000	0.0000
04/01/11	1.8466	1.2185	0.8337	0.5477	0.3433	0.2030	0.1102	0.0515	0.0170	0.0012	0.0000	0.0000	0.0000
04/05/12	1.8466	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

        The exact share prices and effective dates may not be set forth in the table above, in which case:

  •
  If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

  •
  If the share price is greater than $245.00 per share (subject to adjustment), the conversion rate will not be adjusted.

  •
  If the share price is less than $124.97 per share (subject to adjustment), the conversion rate will not be adjusted.

        Notwithstanding the foregoing, in no event will the total number of Vornado common shares issuable upon conversion exceed 8.0019 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under " — Conversion Rate Adjustments."

        If certain transactions that constitute a change in control occur on or prior to April 5, 2012, under certain circumstances, we will increase the conversion rate by a number of additional common shares for any conversion of debentures in connection with such transactions. If we undergo certain change in control transactions prior to April 1, 2012, you will have the option to require us to repurchase all of your debentures not previously called for redemption, or any portion thereof, for cash at a purchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest, if any.

        The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this communication relates. Before you invest, you should read the prospectuses (and the supplements thereto) in those registration statements and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-430-0686.

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Vornado Realty Trust $1,400,000,000 Convertible Senior Notes due 2027
Security Information